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                                                                    Exhibit 99.1



                 PREFERABILITY LETTER OF DELOITTE & TOUCHE LLP

March 17, 2000

Jan Bell Marketing, Inc.
14051 N.W. 14th Street
Sunrise, Florida 33327


Dear Sirs/Madams:

We have audited the consolidated financial statements of Jan Bell Marketing, Inc. and subsidiaries (the "Company") as of January 29, 2000 and January 30, 1999, and for each of the three years in the period ended January 29, 2000, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 17, 2000. Note D to such financial statements contains a description of your adoption during the year ended January 29, 2000 of recognizing certain overhead and other indirect costs relating to inventories as period costs as incurred as opposed to capitalizing such costs and recognizing such costs as inventory turns. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.


Yours truly,


/s/ Deloitte & Touche LLP